Exhibit 99.1
inVentiv Health, Inc.
500 Atrium Drive
Somerset, NJ 08873
P: 800.416.0555
F: 800.416.0556
May 11, 2010
Dear Senior Managers:
As you are aware, last Thursday we announced that inVentiv Health has entered into an acquisition agreement with certain affiliates of Thomas H. Lee Partners, L.P. This is a very exciting and positive development for inVentiv, its employees, clients and shareholders. We believe this is an opportunity to partner with a premier private equity firm that has a proven record for fostering operational excellence, supporting growth and adding value in its portfolio companies. Importantly, THL understands and supports inVentiv’s long-term vision, brings strong strategic insights, and is committed to working with our management team and employees to achieve long-term growth.
Not much should change in your day-to-day work experience at inVentiv as a result of this news. Our leadership team remains unchanged and we have no plans to eliminate any jobs. Our medical, dental, 401(k) and similar benefit plans remain substantially unchanged. Of course, we periodically review our benefit programs to make sure they meet our needs and the needs of our employees, and we may modify those programs as the result of ordinary business planning that inVentiv does each year. Likewise, our brands and headquarters remain the same as they are today.
If you are a shareholder, shares of VTIV stock will be cashed out at a price of approximately $26 per share at the time the acquisition is closed (expected in the third quarter, subject to shareholder approval). Unvested shares will continue to vest in accordance with their existing schedules and will be cashed out at approximately $26 per share at the time of vesting, contingent upon employment at the time of vesting. Options will continue to vest in accordance with their existing schedules and will be cashed out at $26/share minus the exercise price at the time of vesting, contingent upon employment at the time of vesting. Any options that have an exercise price above $26/share will be extinguished when the transaction closes.
Some of you have asked about inVentiv’s plans with respect to the stock grant program. THL recognizes that inVentiv is a people-based business and having great talent is key to our success. They are committed to working with our management team to develop the right compensation strategy to attract and retain good people. The details of new incentive programs will be determined over the coming weeks and months and will be shared with you at the time the transaction closes, if not before.
We want all of you to know how much we value the work you do and how much you have contributed to help make inVentiv what it is today. As we enter into this new chapter with THL, we look forward to continuing our great work together to make inVentiv the premier provider of outsourced solutions to the healthcare industry.
Sincerely,
Blane

Additional Information About the Transaction and Where to Find It
In connection with the proposed transaction, inVentiv Health (the “Company”) will file a proxy statement and other materials with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about the Company and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at www.sec.gov.
The proxy statement and such other documents also will be available for free on the Company’s website at www.inventivhealth.com under Investor Relations or by directing such request to Investor Relations, inVentiv Health at 800-416-0555.
The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s proxy statement relating to the proposed merger when it is filed with the Securities and Exchange Commission. Information concerning the direct and indirect interests of the Company held by the participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available.
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